AMENDED AND RESTATED
                           MEMORANDUM OF UNDERSTANDING



This amended and restated memorandum of understanding (the "Memorandum of Understanding") dated effective as of January [ ], 2006 (the "Effective Date") sets forth the principal terms and conditions of transactions (collectively, the "Transactions") proposed to be consummated among Alaska DigiTel, LLC, an Alaska limited liability company ("AKD"), all of the members of AKD, all of the members of Denali PCS, LLC, an Alaska limited liability company ("Denali"), and General Communication, Inc., an Alaska corporation ("GCI").


                               Guiding Principles

AKD operates a wireless telecommunications business within the State of Alaska and currently owns all of Pacificom Properties, LLC ("Properties"), an Alaska limited liability company that owns AKD's headquarters building subject to a mortgage at Northrim Bank.

Denali, an Alaska limited liability company under common control with AKD, holds additional spectrum capacity.

GCI desires to acquire 100% of the Denali membership interests and to contribute such interests so acquired together with additional capital in exchange for AKD Units (hereinafter defined) based upon an agreed equity value of AKD and Denali of $26MM, in the aggregate.

This Memorandum of Understanding shall be binding on all parties hereto.

                               The Understandings

1. Pre-Closing Arrangements.

   a. Within a commercially reasonable period of time following execution of this Memorandum of Understanding, GCI and AKD will enter into an agreement ("Interim Loan Agreement") providing for secured loans ("Interim Capital Loans") to be advanced to AKD prior to the closing of the Transactions (the "Closing") by GCI, directly, or by a financial institution enhanced by GCI's guaranty and to be repaid upon the earlier of the funding of the credit facility described in Section 8 below or [nine months from the first advance under the Interim Loan Agreement], together with interest on the unpaid balance accruing at the same rate as paid by GCI Holdings, Inc. on its then-outstanding senior credit facility. The Interim Capital Loans will not exceed $3MM and will be used for capital improvements to be made by AKD as approved by GCI, which approval is not to be unreasonably withheld or delayed. GCI hereby approves the capital improvements described on Annex A to be funded with the first draw upon the Interim Capital Loans covering AKD's capital improvement expenditures forecasted through April 30, 2006.
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      The obligation to make advances pursuant to the Interim Loan Agreement will terminate upon the Closing. The Interim Loan Agreement and the Interim Capital Loans will be subject to the prior approval of Co-Bank. GCI will use all reasonable efforts to assist AKD in obtaining any such approval from Co-Bank. AKD authorizes GCI and Co-Bank to have direct discussions for the foregoing purposes.

   b. In advance of the Closing:

        i. The existing members of AKD will transfer all, except for a to-be-determined nominal portion thereof (the "Nominal Interest Holders"), of their respective membership interests in AKD to a to-be-formed limited liability company ("Parent AKD").

        ii. Parent AKD will approve the modifications of AKD's operating agreement in accordance with the provisions of paragraph 3 below. Following such modifications, AKD will have only one class of membership interests having an allocated value of $20MM, represented by 1999 units then issued to Parent AKD and one (1) unit issued to Nominal Interest Holders.

        iii. All cash and equivalents in which AKD has an interest on the day prior to the Closing shall be distributed by AKD to Parent AKD and the Nominal Interest Holders, as their interest may appear.

2. Transfer of Denali Membership Interests to GCI. At the Closing, Denali's members will transfer to GCI all issued and outstanding Denali membership interests in exchange for $6MM in readily available funds. The transfers of such interests, and/or the underlying spectrum license(s), will be subject to all necessary regulatory approvals.

3. Reorganization of AKD. At the Closing:

   a. AKD will amend and restate its operating agreement (the "AKD Operating Agreement") to (i) provide that the interest of its members will consist of one class of membership interests represented by units (the "AKD Units"), (1) (ii) provide that all operating and capital distributions will be made to the members in proportion to the number of AKD Units held by each member, and (iii) contain such other terms and conditions to conform to this Memorandum of Understanding. AKD will continue to be taxed as a partnership for federal income tax purposes.

   b. Except for cash and equivalents, which will be distributed to AKD's members in advance of the Closing, AKD will retain at the Closing all of its assets (including, without limitation, all real and personal property, tangibles and intangibles, goods, contract rights, documents, instruments, general intangibles, goodwill, equipment, machinery, inventory, copyrights, trademarks, trade names, licenses, and its membership interests in Properties).


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1. Prior the Closing, all AKD Units will be issued to and held by Parent AKD and the Nominal Interest Holders.

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   c. At Closing, AKD will retain and pay in accordance with the terms thereof all Current Liabilities (defined below) and the indebtedness set forth on Annex B. AKD will have accounts receivable and other current assets (excluding cash and its equivalents) (collectively, the "Current Assets") expected to equal or exceed accounts payable, accrued expenses, property taxes and other current non-interest bearing obligations (collectively, the "Current Liabilities"). Exclusive of the Current Liabilities, the aggregate of all interest bearing obligations owed by AKD and Properties is expected to approximate $12,517,725, as detailed on Annex B hereto.

   d. The applicable transaction documents shall provide for an adjustment in the number of AKD Units to be issued to GCI pursuant to Section 4 below to the extent that (i) the interest-bearing obligations of AKD are greater or less than $12,517,725 as of the Closing date and/or (ii) the net working capital (Current Assets less non-interest bearing liabilities) is greater or less than zero.

4. GCI Contributions. At the Closing:

   a. GCI will contribute $10MM in readily available funds to AKD's capital in exchange for 1,000 AKD Units.

   b. GCI will contribute to AKD all of the Denali membership interests acquired pursuant to Section 2 in exchange for 600 AKD Units. Subsequent to Closing, AKD will re-merge under FCC law and regulations the AKD spectrum and the Denali spectrum capacity such that the combined spectrum effectively reconstitutes the original FCC "A" block PCS 30 MHz spectrum, no longer disaggregated.

5. GCI's Purchase of AKD Units. At the Closing, GCI will, at the request of AKD, purchase up to an additional 2,000 AKD Units from AKD at a price equal to $1MM in readily available funds for each 100 AKD Units so acquired. The proceeds from the issuance of such additional AKD Units will be used by AKD to redeem an equal number of AKD Units from Parent AKD and Nominal Interest Holders.(2) If GCI is requested to purchase more than an additional 1,350 AKD Units from AKD, GCI will have the option to purchase all 2,000 AKD Units at the same $1MM in readily available funds for each 100 AKD Units. In the event GCI exercises such latter option, then AKD will redeem all remaining AKD Units from Parent AKD and the Nominal Interest Holders, GCI will thereafter own all issued and outstanding AKD Units, Sections 6 through 15 will be inoperative and of no further force or effect and the Management Agreement between AKD and Poplar Associates LLC shall be terminated without any cost or liability to AKD or GCI.

6. Formation of MBO-CO.

   a. At Closing, AKD will grant a 6% interest in the future profits of AKD (as adjusted pursuant to Section 6.c and Section 10 below, the "MBO-CO Profits Interest") to a limited liability company to be formed by certain members of AKD senior management ("MBO-CO").


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2. The AKD Units held by the Nominal Interest Holders shall be redeemed first, so that following such redemption the Nominal Interest Holders will have no further membership interests in AKD.

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
   b. AKD shall enter into a management agreement ("Management Agreement") with MBO-CO that is substantially similar to the existing management agreement between AKD and Poplar Associates, LLC, with an initial 5 year term and automatic 1 year renewal terms thereafter, unless either party gives written notice of termination for material cause or without cause as long as such termination is accompanied by payment of the Break-Up Fee. The Management Agreement will contain a break-up fee (the "Break-Up Fee") that will be payable in the event that the agreement terminates for any reason, or in the event that GCI exercises a call option pursuant to Section 10.a below, or if AKD is sold to a party unaffiliated with any AKD member. The amount of the Break-Up Fee will equal $1.8MM in readily available funds multiplied by the EBITDA Multiplier (as defined below). The existing management agreement between AKD and Poplar Associates will be terminated without cost or liability to AKD, unless otherwise approved by GCI in its sole discretion.

   c. In the event that the Management Agreement terminates for any reason, GCI exercises its call option pursuant to Section 10 below or if AKD is sold to a party unaffiliated with any AKD member, then the amount of the MBO-CO Profits Interest shall be adjusted to equal the amount obtained after multiplying 6% by the applicable EBITDA Multiplier (subject to any adjustments specified in Section 10). By way of example, if the EBITDA Multiplier is equal to 1.5, then the MBO-CO Profits Interest will represent a total of 9% in the future profits of AKD following its formation.

   d. The EBITDA Multiplier shall equal the quotient of (i) the earnings before interest, taxes, depreciation and amortization of AKD determined in accordance with U.S. generally accepted accounting principles ("EBITDA") for the calendar quarter in which GCI gives notice of its exercise of its call option, divided by (ii) the forecasted amount of EBITDA for the same quarter as set forth in Annex C hereto; provided, that if such calculation yields a number lower than one, the EBITDA Multiplier will equal one, and if such calculation yields a number higher than two, the EBITDA Multiplier will equal two. If it is determined that the managers have taken any extraordinary actions not in the ordinary course of business or consistent with past practice (and which actions have not been approved by a unanimous consent of the AKD Board) for the purpose of increasing EBITDA for any particular calendar quarter with respect to which the EBITDA Multiplier is calculated, then appropriate adjustments will be made to EBITDA for such quarter in order to negate the impact of such extraordinary actions. Notwithstanding the foregoing, the parties shall mutually negotiate any appropriate adjustment to the EBITDA Multiplier to negate the impact of any extraordinary costs incurred in such period for AKD Board, such as for approved marketing costs and/or integration activities.

7. AKD Governance.

   a. AKD will be governed by a board of managers (the "AKD Board") that will operate in a manner that is the functional equivalent of a corporate board of

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
*** CONFIDENTIAL PORTION has been omitted pursuant to a request for confidential treatment by the Company to, and the material has been separately filed with, the SEC. Each omitted Confidential Portion is marked by three Asterisks.

      directors. The AKD Board will consist of between 4 and 8 members. The parties agree that AKD shall comply with any requirement for independent board member(s) under the Sarbanes-Oxley Act, which may arise because of GCI's ownership of AKD Units.

   b. GCI will have the right to designate one person to serve on the AKD Board. Parent AKD will have the right to designate up to seven persons to serve on the AKD Board. GCI's board member shall have the right to have a GCI employee or agent accompany him/her to meetings, to serve in an advisory capacity.

   c. Each year the AKD Board will approve the annual AKD operating and capital budget including the types of equipment to be purchased and implemented into the AKD network. Such actions will require unanimous approval, not to be unreasonably withheld or delayed.

   d. GCI will have customary minority protection rights, including but not limited to the right to approve any new businesses, acquisitions, dispositions, mergers, admission of new members, distribution of new units, capital calls, debt incurrence, related party transactions, winding up or dissolution of AKD, amendment of the AKD Operating Agreement, annual operating and capital budgets, bankruptcy, redemption of AKD Units or extraordinary distributions thereon, or change in the organizational form of AKD.

   e. To the extent that the GCI interests in AKD exceed any allowable control requirements for ownership of wireless carriers under any agreement or understanding to which GCI may be bound, the AKD Operating Agreement will include curative provisions regarding voting and economic interests.

8. AKD Refinancing. As soon as practicable after the Closing, but not more than 90 days after the Closing, AKD will refinance its obligations (except as set forth in Section 3.c) with a lender and upon terms and conditions which shall require unanimous approval of the AKD Board, which shall not be unreasonably withheld or delayed. GCI shall agree to provide reasonable cooperation with the AKD Refinancing. The senior facility will provide a term component and a revolving line component aggregating no more than $15 million but sufficient to fund AKD's business plan as approved pursuant to Section 7.c.

9. Tax Distributions. AKD shall make annual tax distributions to its members in proportion to their respective ownership interests in AKD.

10. ***.

   a. ***.

        i.  Within *** following the Closing, *** will have the *** for *** of
            (x) the *** (***, with such *** in the AKD Operating Agreement, or
            (y) the ***, as set forth in the AKD Operating Agreement ***. Upon the closing of such *** of only the applicable Break-Up Fee, the MBO-CO Profits Interest ***.


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
*** CONFIDENTIAL PORTION has been omitted pursuant to a request for confidential treatment by the Company to, and the material has been separately filed with, the SEC. Each omitted Confidential Portion is marked by three Asterisks.

        ii. After *** but before *** Closing, *** will have the *** for the ***
            (x) the *** as determined by *** the AKD Operating Agreement, or (y) the ***, as set forth in the AKD Operating Agreement ***. Upon the closing of a *** subclause (x) of this paragraph and *** Break-Up Fee *** MBO-CO Profits Interest ***, the MBO-CO Profits Interest ***. Upon the closing of a *** subclause (y) of this paragraph and *** Break-Up Fee, the MBO-CO Profits Interest ***.

        iii. After *** following Closing, *** will have the *** as determined by an *** in accordance with the procedures specified in the AKD Operating Agreement. Upon the closing of such *** Break-Up Fee *** MBO-CO Profits Interest ***, the MBO-CO Profits Interest ***.

        iv. *** shall be determined ***, but *** MBO-CO Profits Interest. The *** (including, without limitation, ***), and which ***.

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
*** CONFIDENTIAL PORTION has been omitted pursuant to a request for confidential treatment by the Company to, and the material has been separately filed with, the SEC. Each omitted Confidential Portion is marked by three Asterisks.

   b. ***.

        i. Before *** Closing, *** will have *** for *** in accordance with procedures to be specified in the AKD Operating Agreement. *** at the closing ***.

        ii. If *** in Section 10.b(i), *** set forth in Section 10.a (*** MBO-CO Profits Interest), which shall *** Section 10.b(i) above.

11. ***.

   a. ***. Any time *** based on *** with the *** in the AKD Operating Agreement. At ***, upon the closing *** Break-Up Fee *** MBO-CO Profits Interest ***, the MBO-CO Profits Interest ***.

   b. ***. Beginning *** based on *** with *** in the AKD Operating Agreement. *** at the closing ***.

12. Transferability. The AKD Units will not be transferable without the unanimous approval of the AKD Board committee, except to affiliates who agree to be bound by the terms and conditions of the AKD Operating Agreement. Any indirect transfer by virtue of a change in control of AKD member will not constitute a transfer of the underlying AKD Units. The MBO-CO Profits Interest will not be transferable.

13. GCI Arranged Bridge Loan. GCI shall, prior to Closing, arrange a secured bridge loan for AKD of $2.0MM (or at the request of AKD up to $2.5MM as mutually agreed to by AKD and GCI) which shall be repaid immediately upon the earlier of the funding of the senior facility described in Section 8 or 90 days following the Closing. Interest on the unpaid principal balance of such bridge loan shall accrue at a rate equal to that variable

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
*** CONFIDENTIAL PORTION has been omitted pursuant to a request for confidential treatment by the Company to, and the material has been separately filed with, the SEC. Each omitted Confidential Portion is marked by three Asterisks.

    rate paid by GCI Holdings, Inc. on its then-existing senior credit facility. The bridge loan subject to this Section 13 is in addition to the Interim Capital Loans described in Section 1.a. above.

14. Nonsolicitation of Offers. Neither Parent AKD nor AKD shall solicit the sale of its business nor shall it entertain offers from third parties to purchase its business, from the Effective Date until the Closing, and for a period of *** following the Closing.

15. Capital Calls/Loans by Members. The AKD Operating Agreement shall not contemplate any further capital calls or loans by members. Any requirement for a capital call or a member loan shall be the subject of a subsequent negotiation.

16. Time is of the Essence. In order to proceed, all parties must execute this binding Memorandum of Understanding regarding the Transactions no later than 11:59 p.m.(Central Standard Time) on January [ ], 2006, or this Memorandum of Understanding shall be of no further force or effect. The parties shall use all reasonable efforts to close the Transactions as promptly as practicable after the execution of this binding Memorandum of Understanding.

17. Regulatory Approvals. The Transactions are subject to all necessary governmental regulatory approvals. AKD and Denali shall be responsible for obtaining all such approvals. GCI agrees to use all commercially reasonable efforts to support and assist AKD and Denali in such efforts. Should any necessary material governmental approval for any of the Transactions not be granted, all of the Transactions shall be cancelled, and the parties shall have no further obligation to proceed to Closing.

18. Expenses. Each party shall bear its own costs and expenses relating to this Memorandum of Understanding, the Closing and transaction documents, and the Transactions, including without limitation, accountant and attorneys' fees.

19. Cooperation. The parties agree to cooperate in good faith in negotiating and finalizing the purchase and sale agreements, the AKD Operating Agreement, and all related documents, which shall contain such representations, warranties, covenants, conditions and indemnifications as are customary for transactions of this size and nature, and which shall survive the Closing of the Transactions. If after good faith negotiations the parties cannot resolve an issue in any of the final transaction documents, then the matter shall be submitted to arbitration under Section 22 for resolution in accordance with the intent of the parties as set forth in this Memorandum of Understanding.

20 No Finders' Fees. Except to the extent payment may be due to Falkenberg Capital by AKD, which shall be the sole responsibility of AKD, no party shall have any obligation to pay any finders', brokers' or agents' fees as a result of the execution of this Memorandum of Understanding, the related documents, or the consummation of the Transactions.

21. Confidentiality. The parties agree that the terms of this Memorandum of Understanding are confidential and may not be disclosed, except as may be required by law or as contemplated by the final agreements, and except as to disclosure to the parties' boards of managers, boards of directors, investors whose interests shall be acquired by AKD and/or GCI, advisors and financial institutions, without the consent of the parties, which shall not be unreasonably withheld or delayed. All such persons and parties must


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    be bound to hold the terms of this Memorandum of Understanding confidential.
    Notwithstanding the foregoing, the parties acknowledge that GCI will make such disclosures regarding the general terms of the proposed Transactions as required by the securities disclosure laws, rules and regulations. Each party may disclose to its employees the information contained in the GCI disclosures that are mandated by such securities laws, rules and regulations.

22. Governing Law; Arbitration. This Memorandum of Understanding shall be governed by the laws of the State of Alaska and the Commercial Arbitration Rules of the American Arbitration Association. The parties will attempt in good faith to resolve any controversy or claim arising out of or relating to this Memorandum of Understanding through discussions between the senior management of GCI, Denali, and AKD, as applicable. If these discussions are unsuccessful, the parties agree that any action asserting a claim by one party against another party hereto arising out of or relating to this Memorandum of Understanding shall, on the written notice by one party to the other (as applicable), be submitted to binding arbitration to be held in Seattle, Washington. The parties shall hold an initial meeting within thirty
    (30) days from receipt of notice from the requesting party of a request for arbitration. Unless otherwise agreed in writing, they will jointly appoint a mutually acceptable arbitrator not affiliated with either party. If they are unable to agree upon such appointment within thirty (30) days of the initial meeting, the parties shall obtain an odd numbered list of not less than five
    (5) potential arbitrators from the Superior Court for the Third Judicial District, State of Alaska. Each party shall alternatively strike a single name from the list until only one name remains, with such person to be the arbitrator. The party requesting the arbitration shall strike the first name. Each party shall pay one-half (1/2) of the costs related to the arbitration, unless the arbitrator's decision provides otherwise. Each party shall bear its own costs to prepare for and participate in the arbitration. Each party shall produce at the request of the other party, at least thirty
    (30) days in advance of the hearing, all documents to be submitted at the hearing and such other documents as are relevant to the issues or likely to lead to relevant information. The arbitrator shall promptly render a written decision, in accordance with Alaska law and supported by substantial evidence in the record. The prevailing party shall be entitled to recover reasonable attorneys' fees, costs, charges and expended or incurred therein, if the arbitrator's decision so provides. Failure to apply Alaska law, or entry of a decision that is not based on substantial evidence in the record, shall be additional grounds for modifying or vacating an arbitration decision. Judgment on any arbitration award shall be entered in any court of competent jurisdiction. In any subsequent arbitration, the decision in any prior arbitration of this Memorandum of Understanding shall not be deemed conclusive of the rights among the parties hereunder.

23. No Material Adverse Change. No material adverse change shall have occurred from the Effective Date through the Closing in AKD's financial condition or its business prospects.

24. Risk of Loss. The risk of loss due to acts of God or other casualty between the Effective Date and the Closing shall be borne by AKD and Denali.

25. Specific Performance. The parties agree that the Transactions are unique, it would be difficult to calculate the damages that would result from the failure to Close, and that monetary damages would not be an adequate remedy. The parties agree that any

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
    party may seek an order for specific performance from any court of competent jurisdiction to enforce the Transactions.

26. Former Memorandum of Understanding. This Memorandum of Understanding will become effective upon the Effective Date and as of such date, amends and restates in its entirety the memorandum of understanding dated effective as of December 4, 2005 among AKD, Denali and GCI, which shall thereafter become null, void and of no further force or effect.

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

The parties' authorized representatives each hereby execute this Amended and Restated Memorandum of Understanding as of the Effective Date.

Alaska DigiTel, LLC                                  General Communication, Inc.



By: /s/                                              By: /s/

Name: William M. Yandell, III                        Name: William C. Behnke

Its: President                                       Its: Senior Vice President



Denali PCS, LLC                                      PacifiCom Holdings, LLC



By: /s/                                              By: /s/

Name: William M. Yandell, III                        Name: William M. Yandell,
                                                           III
Its: Chief Manager                                   Its: Chief Manager





Red River Wireless, LLC                              Graystone Holdings, LLC



By: /s/                                              By: /s/

Name: William M. Yandell, III                        Name: J. Michael Keenan

Its: Chief Manager                                   Its: Exec. Vice President


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